 Exhibit 10.4
Executive Employment Agreement

This Employment Agreement (“Agreement”) is made and entered into as of this 1st date of June, 2021 (the “Effective Date”), by and between James Murphy (“Executive”) and Crexendo, Inc, a Nevada Corporation (“Company”).

WHEREAS, Executive was previously employed by NetSapiens, Inc. (“NetSapiens”);

WHEREAS, following the acquisition of NetSapiens by the Company, Company desires to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive desires to be employed by Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. Executive’s initial term of employment hereunder shall begin on the Effective Date and shall remain in effect through the date two years thereafter (“Initial Term”), unless terminated prior thereto as provided in Section 4. The Initial Term shall be extended from year to year, unless this Agreement is terminated pursuant to Section 4 or either party to this Agreement gives written notice to the other of a desire to change, amend, modify, or terminate this Agreement, at least sixty (60) days prior to the end of the then-existing term of the Agreement. The Initial Term and any renewal terms shall be hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, Executive shall serve as the Executive Vice President of Company, reporting to Company’s Chief Executive Officer. In such position, Executive shall have such duties, authority, and responsibilities as are consistent with Executive's position and shall carry out and execute such additional lawful duties as are assigned to Executive from time to time.

2.2 Duties. During the Employment Term, Executive shall devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, Executive may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit.

3. Compensation.

3.1 Base Salary. Company shall pay Executive an annual base salary of $323,950 in near equal, periodic installments in accordance with Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.” It is not expected that Executive’s Base Salary will increase until the expiration of the Initial Term.

3.2 Annual Bonus. It is understood and agreed that Executive is not expected to receive any Bonus for the initial year of the Initial Term. Executive shall be eligible to receive an annual bonus (“Annual Bonus”) beginning in the second year of the Initial Term, i.e., in 2022. The amount and conditions for achievement of any Annual Bonus shall be set by the “Compensation Committee” of the Board. Executive shall be permitted to make recommendations to the Compensation Committee regarding Executive’s eligibility for and entitlement to an Annual Bonus, and regarding the amount thereof, but the final decision regarding awards of Annual Bonuses resides within the sole and absolute discretion of the Compensation Committee.

3.3 Equity Awards. It is understood and agreed that Executive is not expected to receive any Equity Awards for the initial year of the Initial Term. Beginning in the second year of the Initial Term, i.e., in 2022, Executive shall be eligible to participate in the Crexendo Inc. 2013 Long-Term Incentive Stock Option Plan (the “Plan”) or any successor plan, subject to the terms of the Plan or successor plan, as determined by the Committee, in its sole and absolute discretion.

3.4 Fringe Benefits and Perquisites. During the Employment Term, Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of Company. From the Effective Date until December 31, 2021, such fringe benefits and perquisites shall remain the same or substantially similar to those provided to Executive by NetSapiens prior to the Effective Date.

3.5 Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of this Agreement, such Employee Benefit Plan, and applicable law.

3.6  Paid Time Off. Beginning on the Effective Date and thereafter for the duration of the Employment Term, Executive shall be entitled to paid time off (PTO) (prorated for partial years) in accordance with Company’s then applicable policies, as in effect from time to time. Executive shall receive other paid time off in accordance with Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.

3.7 Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with Company’s expense reimbursement policies and procedures.

3.8 Authority. For the first year of the Initial Term, Executive, as well as other former executives and business unit management of NetSapiens, shall have control and autonomy over the expense and compensation management of their business units, provided:

(a)  any expenditures have been included in the Company’s approved budget;

(b) Key metrics are not compromised or plans with respect thereto not changed by leaders of business units without approval of Executive or other former NetSapiens executives;

(c) Certain expenses may be required by Company policy to be approved by the Company’s Chief Executive Officer or Board for purposes of compliance with Section 404 of Regulation S-K.

4. Termination of Employment. The Employment Term and Executive’s employment hereunder may be terminated by either Company or Executive for the reasons set forth in this Section 4.

4.1 Termination for Cause or Without Good Reason.

(a) Executive’s employment hereunder may be terminated by Company for Cause or by Executive without Good Reason. In either case, Executive shall be entitled to receive upon termination of employment:

(i) any accrued but unpaid Base Salary and accrued but unused PTO, which shall be paid at the time of Executive’s termination;

(ii) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with Company’s expense reimbursement policy; and

(iii) such employee benefits (including equity compensation), if any, to which Executive may be entitled under Company’s employee benefit plans as of the date of Executive’s termination; provided that in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 4.1(a)(i) through 4.1(a)(iii) are referred to herein collectively as the “Accrued Amounts.”

(b) For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s willful failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) Executive’s willful failure to comply with any valid and legal directive of the Board or Chief Executive Officer;

(iii) Executive’s engagement in acts of dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to Company or its affiliates;

(iv) Executive’s embezzlement, misappropriation, or fraud, whether or not related to Executive’s employment with Company;

(v) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) Executive’s material violation of Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii) Executive’s failure to participate in or cooperate with an investigation of a report of discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct, whether or not Executive is the subject of the investigation;

(viii) Executive’s violation of any agreement pertaining to the confidentiality of Company’s information and trade secrets, solicitation of customers, vendors, suppliers, or employees of Company, or assignment of intellectual property; and

(ix) Executive’s material breach of any obligation under this Agreement or any other written agreement between Executive and Company.

For purposes of this provision, none of Executive’s acts or failures to act shall be considered “willful” unless Executive acts, or fails to act, in bad faith. Executive’s actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for Company shall be conclusively presumed to be in good faith and in the best interests of Company.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without Executive’s prior written consent:

(i) a material reduction in Executive’s Base Salary (other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions);

(ii) any material breach by Company of any material provision of this Agreement or any material provision of any other agreement between Executive and Company;

(iii) a material adverse change in Executive’s authority, duties, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law);

(iv) relocation of Executive’s principal place of business by more than 50 miles.

(v) To terminate Executive’s employment for Good Reason, Executive must provide written notice to Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds, and Company must have at least fifteen (15) days from the date on which such notice is provided to cure such circumstances (the “Cure Period”). If Executive does deliver a Notice of Termination of employment for Good Reason as required by Section 4.4 within thirty (30) days after expiration of the Cure Period, then Executive will be deemed to have waived Executive’s right to terminate for Good Reason with respect to such grounds.

4.2 Termination by Company Without Cause or by Executive for Good Reason. The Employment Term and Executive’s employment hereunder may be terminated by Executive for Good Reason or by Company without Cause. In the event of such termination, Executive shall be entitled to receive the Accrued Amounts, and, subject to Executive’s compliance with Section 5 of this Agreement and Exhibit 1 hereto and further subject to Executive’s timely execution and non-revocation (if applicable) of a release of claims in favor of Company, its affiliates, and their respective officers and directors in a form provided by Company (the “Release”), Executive shall be entitled to receive the following:

(a) a lump sum payment equal to one-twelfth of Executive’s Base Salary for every year that Executive has been employed (including, for purposes of this section only Executive’s employment period with NetSapiens prior to the Effective Date, in this computation), up to a maximum of one year of Executive’s Base Salary.

(b) If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Company shall reimburse Executive for the monthly COBRA premium paid by Executive for one year following termination and election of COBRA continuation benefits.

(c) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Crexendo Inc. 2013 Long-Term Incentive Stock Option Plan or any successor plan and the applicable award agreements.

4.3 Death or Disability.

(a) Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Term, and Company may terminate Executive’s employment on account of Executive’s Disability.

(b) If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

(c) Notwithstanding any other provision contained herein, all payments made in connection with Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(d) For purposes of this Agreement, “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s job, with or without reasonable accommodation, for one hundred twenty (120) consecutive days. Any question as to the existence of Executive’s Disability as to which Executive and Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and Company. The determination of Disability made in writing to Company and Executive shall be final and conclusive for all purposes of this Agreement.

4.4 Notice of Termination. Any termination of Executive’s employment hereunder by Company or by Executive during the Employment Term (other than termination pursuant to 14.3 on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with 115. The Notice of Termination shall specify:

(a) the termination provision of this Agreement relied upon;

(b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and

(c) the applicable date of termination, which shall be no less than ten (10) days following the date on which the Notice of Termination is delivered if Company terminates Executive’s employment without Cause, or no less than fifteen (15) days following the date on which the Notice of Termination is delivered if Executive terminates Executive’s employment with or without Good Reason.

4.5 Resignation From Certain Other Positions. Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to automatically have resigned from all positions that Executive holds as an officer of Company or any of its affiliates, or member of the Board (or a committee thereof) of any of the Company’s affiliates, but not the Board of the Company.

5. Additional Covenants. Where permitted by applicable state and local law, Executive shall enter into and abide by that certain agreement attached hereto as Exhibit 1 hereto.

6. Arbitration. Any dispute, controversy, or claim arising out of or related to Executive’s employment by Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association (“AAA”) and shall be conducted within 50 miles of the city in which Executive principally worked for Company and consistent with the employment arbitration rules in effect by AAA at the time the arbitration is commenced, except as modified by this Agreement. Except for claims seeking injunctive relief to enforce the terms of Exhibit 1 hereto, which the Parties agree may be brought in any state or federal court of competent jurisdiction or in arbitration, the Parties otherwise waive the right to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Any arbitral award determination shall be final and binding upon the parties.

7. Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of the State in which Executive principally worked for Company.

8. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

9. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

10. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

11. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13. Section 409A.

13.1 General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code, or an exemption thereunder, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

13.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of Executive’s termination or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which Executive’s separation from service occurs shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

13.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

14. Successors and Assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of Company. This Agreement shall inure to the benefit of Company and permitted successors and assigns.

15. Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to Company:

Crexendo, Inc.
1615 S 52nd St, Tempe, AZ 85281
Attn: Jeffrey G. Korn

If to Executive:

To the last known address on file with Company’s HR/payroll departments

16. Representations of Executive. Executive represents and warrants to Company that Executive’s acceptance of employment with Company and the performance of Executive’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which Executive is a party or is otherwise bound. Executive further represents and warrants to Company that Executive’s acceptance of employment with Company and the performance of Executive’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third party.

17. Withholding. Company shall have the right to withhold from any amount payable hereunder any federal, state, and local taxes in order for Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

18. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19. Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTAND AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Crexendo, Inc.
By /s/ Jeffrey G. Korn . Name: Jeffrey G. Korn Title: Secretary
EXECUTIVE
Signature: /s/ James Murphy . Print Name: James Murphy

EXHIBIT 1 TO EMPLOYMENT AGREEMENT

Employee Confidentiality, Post-Termination Restrictions, and Proprietary Rights Agreement

Acknowledgement. Executive understands that the nature of Executive’s position gives Executive access to and knowledge of Confidential Information and places Executive in a position of trust and confidence with Company (as such term is defined in Executive’s Employment Agreement). Executive understands and acknowledges that the intellectual or business services Executive provides to Company are unique, special, or extraordinary and Executive’s employment was material to the parties’ decision to enter into that certain transaction among Crexendo, Inc., Crexendo Merger Sub. Inc., Crexendo Merger Sub, LLC and Netsapiens, Inc. (“Merger Agreement”).

Executive further understands and acknowledges that Company’s employment of Executive and entrustment of Executive with Confidential Information is of great competitive importance and commercial value to Company, and that improper use or disclosure of Company’s Confidential Information by Executive will result in unfair or unlawful competitive activity and irreparable harm to Company.

1.  Non-Competition. Because of Company’s legitimate business interest as described herein and the good and valuable consideration included in the Merger Agreement and employment offered to Executive, during the Employment Term and for a period of one year after the last day of Executive’s employment with Company (or two years after the last day of Executive’s employment with Company if Executive’s employment ends because Executive has breached a fiduciary duty owed to Company or unlawfully taken Company’s physical or electronic property), Executive agrees and covenants not to engage in Prohibited Activity within 50 miles of any location at which Employee has provided services on behalf of Company or maintained a material presence or influence on behalf of Company within the final two (2) years of Executive’s employment. This Section 1 shall not apply in the event that Company terminates Executive’s employment without Cause, as defined in the Employment Agreement.

1.1  “Prohibited Activity” is activity in which Executive contributes Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to a person or entity engaged in the same or similar business as the Company, which is defined for this Agreement as the development, sale, and maintenance of cloud-based telecommunications systems and related services. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

1.2  Nothing herein shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.

1.3  For the duration of the covenant not to compete set forth in this Paragraph 1, Company shall pay Executive an amount equal to fifty per cent (50%) of Executive’s Base Salary (as defined in the Agreement), provided that Executive is in full compliance with the terms hereof.

2.   Non-Solicitation of Employees. Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of Company or attempt to do so for two years beginning on the last day of Executive’s employment with the Company; provided, however, that the Executive will not be prohibited from using general employment advertisements that are not targeted to the Company’s employees or from hiring any Company employees that respond to such advertisements or that were terminated by the Company or terminated their employment with the Company at least three (3) months prior to Executive’s solicitation or attempted solicitation.

3.  Non-Solicitation of Customers. Executive understands and acknowledges that because of Executive’s experience with and relationship to Company and having served as the representation of Company’s goodwill and one of the primary points of contact with Company’s customers, Executive has had access to and learned confidential information about and had specialized access to Company’s customers and Customer Information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decision-makers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales/services.

3.1   Executive understands and acknowledges that loss or diminishment of this customer relationship and/or goodwill will cause Company significant and irreparable harm. Therefore, Executive agrees and covenants for the two-year period beginning on the last day of Executive’s employment with the Company not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with Company’s current or active prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company. This restriction shall only apply to:

(a)  Customers or prospective customers with whom or which Executive had material contact during the last twelve (12) months of Executive’s employment; and

(b)  Customers about whom Executive has trade secret or confidential information.

4. Non-Disparagement. Executive agrees and covenants that Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Company or its businesses, employees, or officers. The Company agrees and covenants that it will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Executive.

4.1  This Section 4 does not, in any way, restrict or impede either party from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. This Section 4 shall also not in any way restrict or impede either party from making truthful statements, statements required or privileged under applicable law or proceeding, or statements made in connection with any action, suit or other proceeding to enforce or defend its rights and obligations under this Agreement or any agreement referenced herein.

            5. Work Product. Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during the Employment Term or during Executive’s employment with Netsapiens and relate in any way to the Business or contemplated Business, products, activities, research, or development of Company or result from any work performed by Executive for Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of Company.

5.1  Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, documents, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes communications, algorithms, product plans, product designs, styles, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information (all of the foregoing, “Confidential Information”).

6. Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to Company, for no additional consideration, Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that which Company would have had in the absence of this Agreement.

7. Acknowledgements. Executive acknowledges and agrees that the services to be rendered by Executive to Company are of a special and unique character; that Executive has obtained and will obtain knowledge and skill relevant to Company’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of Company.

Executive acknowledges that Company has presented this Exhibit 1 to Executive coincident with a formal offer of employment and at least ten (10) business days before employment is intended to begin. Company hereby recommends that Executive consult with an attorney of Executive’s choosing before signing this agreement, and Executive acknowledges that Executive either has done so or knowingly and intentionally waived the right to do so.

Executive further acknowledges that the benefits provided to Executive under the Employment Agreement and as a consequence of the Merger Agreement, including the amount of Executive’s compensation, reflects, in part, and fairly compensates Executive for Executive’s obligations and the Company’s rights hereunder; that Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of this Exhibit 1 to the Employment Agreement or the Company’s enforcement thereof.

[Signature Page Follows]

CREXENDO, INC.

By /s/ Jeffrey G. Korn .

Name: Jeffrey G. Korn
Title: Secretary

EXECUTIVE

Signature: /s/ James Murphy .
Print Name: James Murphy